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                                                                 EXHIBIT 99.5


For Immediate Release
July 17, 1997

           FIRST MERCHANTS OBTAINS INTERIM FINANCING; SETTLEMENT WITH
                              BANK GROUP ANNOUNCED
_________________________________________________________________

     Deerfield, IL (July 17, 1997) - First Merchants Acceptance Corporation (NASDAQ-FMACE) announced that a debtor-in-possession financing facility from Ugly Duckling Corporation ("UDC") was approved today by the Delaware Federal court where its Chapter 11 case is pending. The interim approval allows the Company to use a $5 million line of credit. A final hearing on the full $10 million line of credit from UDC will be scheduled for August, 1997. The Company filed for protection under Chapter 11 of the United States Bankruptcy Code on July 11, 1997.

     At the hearing, there was also an announcement that UDC, the Company and the Company's Bank Group had reached an agreement in principle which, among other things, provides that UDC will buy the Bank Group's position and that the Company will file a motion to approve releases of the Bank Group and UDC which is anticipated to be set for an August, 1997 hearing.

     First Merchants is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. The Company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers and financial institutions in 37 states.











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